Exhibit 4.2
WILLBROS GROUP, INC.
AND
THE BANK OF NEW YORK
As Trustee

FIRST SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 2, 2007
TO THE INDENTURE FOR
$84,500,000 AGGREGATE PRINCIPAL AMOUNT
OF
6.5% CONVERTIBLE SENIOR NOTES DUE 2012
DATED AS OF DECEMBER 23, 2005

FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE, dated as of November 2, 2007, among Willbros Group, Inc., a Republic of Panama corporation (the “Company”), Willbros USA, Inc., a Delaware corporation, as guarantor (the “Guarantor”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).
     WHEREAS, the Company has duly issued its 6.5% Convertible Senior Notes due 2012 in the aggregate principal amount of $84,500,000 (the “Notes”) pursuant to an Indenture dated as of December 23, 2005, among the Company, the Guarantor and the Trustee (the “Indenture”);
     WHEREAS, on May 16, 2007 and May 23, 2007, the Company entered into conversion agreements with four holders of the Notes pursuant to which, among other things, the four holders converted their respective Notes into shares of the Company’s common stock, $0.05 par value per share;
     WHEREAS, $32,050,000 in aggregate principal amount of the Notes remain outstanding as of the date hereof; and
     WHEREAS, the Company has received a consent to certain amendments to the Indenture as described herein from Holders representing in excess of a majority in aggregate principal amount of the outstanding Notes as of the date hereof;
     WHEREAS, pursuant to the first subparagraph of Section 11.2 of the Indenture, the Indenture may be amended with the consent or affirmative vote of the Holders of at least a majority of the principal amount of the Notes at that time outstanding so long as the amendment does not fall under subparagraphs (a) through (l) of Section 11.2;
     WHEREAS, the amendment affected by this First Supplemental Indenture does not fall within subparagraphs (a) through (l) of Section 11.2; and
     WHEREAS, pursuant to Section 11.7 of the Indenture, upon the execution of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of the Notes shall be bound hereby.
     NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1. DEFINITIONS.
     Capitalized terms not defined herein shall have the meanings given to such terms in the Indenture.
SECTION 2.AMENDMENT TO SECTION 6.13.
     The first paragraph of Section 6.13 shall be amended in its entirety to read as follows:

     “The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness) (a) unless such Indebtedness (other than Credit Agreement Indebtedness) (i) matures after the Stated Maturity, (ii) is expressly subordinated to the Indebtedness evidenced by the Securities in right of payment, whether in respect of payment of interest or upon liquidation or dissolution or otherwise, upon commercially reasonable terms that are no less favorable than the terms set forth in ARTICLE XIII hereof, (iii) does not require or permit at any time for the prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Stated Maturity or later, and (iv) does not provide for total interest and fees in excess of 10.0% per annum and (b) if the Incurrence of such Indebtedness (including, without limitation, Credit Agreement Indebtedness) would cause of the Consolidated Leverage Ratio to exceed 4.00:1.00. The preceding sentence shall not be applicable during the period from November 2, 2007 to June 30, 2008 (the “Suspension Period”). During the Suspension Period and subject to the Company’s right to Incur Permitted Indebtedness as further described below, the Company and its Subsidiaries may only Incur Permitted Indebtedness and Indebtedness from the revolving portion of the 2007 Credit Facility (as defined below) and the 2007 Term Loan A (as defined below), provided that the Company may only Incur Indebtedness from the revolving portion of the 2007 Credit Facility and the 2007 Term Loan A if the Company receives gross proceeds of at least $100,000,000 from the issuance of its common stock in an underwritten public offering. In addition, the following covenants shall be applicable to the Company during the Suspension Period: (a) if the Company has outstanding borrowings under the 2007 Term Loan A, the Company shall not have Consolidated EBITDA from continuing operations for the fiscal year ended December 31, 2007 that is less than zero; (b) on March 31, 2008, the Company and its Subsidiaries may not have a Consolidated Leverage Ratio that exceeds 10.00:1.00; and (c) on June 30, 2008, the Company and its Subsidiaries may not have a Consolidated Leverage Ratio that exceeds 2.00:1.00. For the avoidance of doubt, during the Suspension Period, (y) it shall be an Event of Default if the Company breaches any of the covenants in the preceding sentence and (z) in no event shall the Company’s settlement agreements with the SEC or the Department of Justice or any agreements entered into in connection therewith or the obligations of the Company or its Subsidiaries thereunder be considered Indebtedness. The Company has received commitments from a group of lenders, led by Calyon New York Branch (the “Calyon”), to replace its existing synthetic credit facility with a $150,000,000 senior secured revolving credit facility, which can be increased to $200,000,000, subject to Calyon’s consent, on or before the second anniversary of the closing date (the “2007 Credit Facility”). The Company expects that the 2007 Credit Facility will also include a senior secured Term Loan A facility in an initial aggregate amount of up to $100,000,000 (the “2007 Term Loan A”). Notwithstanding the foregoing, this Section 6.13 shall not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):”
SECTION 3. MISCELLANEOUS.
     Section 3.1. New York Law to Govern. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

     Section 3.2. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     Section 3.3. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 3.4. Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the due execution hereof by the Company and (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first written above.

WILLBROS GROUP, INC.
By:	/s/ Gay Stanley Mayeux
	Name:	Gay Stanley Mayeux
	Title:	Treasurer

WILLBROS USA, INC., as Guarantor
By:	/s/ Gay Stanley Mayeux
	Name:	Gay Stanley Mayeux
	Title:	Vice President - Finance

THE BANK OF NEW YORK, as Trustee
By:	/s/ Beata Hryniewicka
	Name:	Beata Hryniewicka
	Title:	Assistant Vice President

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